Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

Winnebago Industries, Inc. Reacts to Unsolicited Non-Binding Highly-Conditional Letter from North Street Capital, LP

Forest City, IA - May 18, 2012-Winnebago Industries, Inc. (NYSE - WGO) today confirmed that it is in receipt of a letter from North Street Capital, LP (“North Street”) proposing to acquire all outstanding common shares of Winnebago Industries at a price of $11.00 per share in cash. Company management has reviewed with the board of directors of the Company information provided by North Street in connection with the offer and has determined that, to date, it has not received sufficient information to deem the offer as credible. Consistent with its fiduciary duties to act in the best interests of Winnebago Industries and its stockholders, and in consultation with its independent financial and legal advisors, the board of directors of the Company will review any additional information relating to the North Street letter and respond in due course.

The “offer” described in the letter is highly conditional, requiring, among other things, due diligence and further negotiation.  The Company advises that no offer has been made to shareholders and that they need not take any action at this time in response to North Street's letter.

About Winnebago Industries, Inc.
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names.  Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO.  Options for the Company's common stock are traded on the Chicago Board Options Exchange.  For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain.  A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors.  Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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